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                                                                   EXHIBIT 10.12



March 26, 1996


Mr. J. Steven Wilson
Chairman
Riverside Group, Inc.
7800 Belfort Parkway
Jacksonville, Florida   32256

Re:      1996 Employment

Dear Steve:

         This letter agreement will evidence your agreement to continue to serve in your current capacities with Riverside Group, Inc. and its subsidiaries through calendar 1996, unless otherwise consented to by Riverside after approval of its Board of Directors, and the agreement of Riverside to continue your employment in such capacities for such period, on the terms and conditions set forth herein.

         Compensation. You will be entitled to receive your current annual salary, payable in such periodic or lump sum payments as you may request, including without limitation a single lump sum in advance. In addition, you will be eligible to receive such bonus, if any, for your services during 1996 as Riverside shall in its sole discretion determine. You may at any time request an advance against your 1996 bonus of up to the amount of your 1995 bonus, provided that the amount of any excess of any such advance over any 1996 bonus ultimately authorized will promptly be remitted by you to Riverside. Riverside may withhold appropriate amounts for federal, state and local taxes, social security, Medicare and other items legally required to be withheld.

         Termination. This agreement shall not be terminable by you or Riverside without the agreement of the other.

         Other Benefits. You shall be entitled to the benefits afforded by Riverside to its other employees and such other benefits as Riverside shall approve.

         If you agree to the foregoing, please so indicate by signing a copy of this letter in the space provided below.

                                           RIVERSIDE GROUP, INC.

                                           By
                                              -----------------------------
                                              Wayne A. Schreck
                                              Executive Vice President

Agreed to:



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J. Steven Wilson, Individually